Exhibit 99.1

American BriVision Highlights Results from Vitargus® First-in-Human Clinical Trial

•	Dr. Andrew Chang, principal investigator, recently presented encouraging feasibility study results from Vitargus® at the AAO 2019 Annual Meeting

•	Study results suggest Vitargus® is safe and well-tolerated and may be a viable vitreous substitute to be used in vitrectomy surgeries

•	Company to initiate multi-national, multi-site pivotal study for Vitargus® in 2020, assuming sufficient funding

FREMONT, CA (October 15, 2019) – American BriVision (Holding) Corporation (OTCQB: ABVC) (the “Company”), a clinical stage biopharmaceutical company developing therapeutic solutions in oncology/hematology, CNS, and ophthalmology, today announced encouraging results from the First-in-Human Clinical Trial (“feasibility study” or “study”) for Vitargus®, the Company’s investigational medical device. These results were first reported by Dr. Andrew Chang, the principal investigator of the feasibility study, on October 11, 2019, at the Retina Subspecialty Day program of the American Academy of Ophthalmology (AAO) 2019 Annual Meeting.

The feasibility study was a Phase I, single center safety and tolerability study of Vitargus® as a vitreous substitute for patients undergoing vitrectomy surgery for retinal detachment or vitreous hemorrhage, which involves the leakage of blood into the areas in and around the vitreous humor of the eye. Such surgeries typically involve the removal of either all or a portion of the compromised vitreous fluid and replacement with a vitreous substitute. The currently available vitreous substitutes are a range of gases and liquids, but all have significant limitations that affect clinical outcomes and patient quality of life. It is known that the properties of the vitreous substitutes play a critical role in surgical outcomes. Grand View Research estimates the global retinal surgery devices market size to be $1.56 billion in 2016, growing at a 7.8% CAGR through 2025, and driven by the growing prevalence of diabetic retinopathy, a major complication arising from diabetes.

“We are quite excited and encouraged by these feasibility study results,” said Dr. Howard Doong, Chief Executive Officer of the Company. “To our knowledge, we are the first group to successfully complete the Phase I study for a vitreous body substitute in a human. We also believe that the physical properties of Vitargus® could offer clinical advantages that would help surgical outcomes and minimize the need for repeated vitrectomy surgeries, benefiting thousands of patients worldwide. Of course, we look forward to conducting the considerably larger pivotal trial with over 300 patients across numerous sites and numerous countries and anticipate this trial to start in early 2020.”

Patient enrollment in the feasibility study occurred between January 2017 – January 2018, and the final patient data was collected in July 2018. A total of 13 patients were screened for the trial, and 10 patients successfully completed the study. The primary objective of the study was to evaluate the safety and tolerability of a single Vitargus® dose as a vitreous substitute during vitrectomy surgery. Secondary objectives included the assessment of retinal attachment and Best Corrected Visual Acuity (BCVA) after surgery.

In the study, no apparent toxicity or serious adverse events (SAEs) directly caused by Vitargus® were observed, and Vitargus® was well-tolerated and an effective vitreous substitute. A total of six SAEs were recorded from three patients, though none were deemed related to Vitargus®, according to the study’s independent data safety monitoring board.

Moreover, an exploratory analysis of the secondary endpoints showed a statistically significant improvement from baseline in BCVA at several time points, including the final visit. Overall, the results demonstrating vision improvement and retinal re-attachment indicate Vitargus® may be a viable potential alternative for vitreous substitution in the surgical treatment of retinal detachment and vitreous hemorrhage. Accordingly, the Company plans to initiate a multi-national, multi-site pivotal study for Vitargus® in 2020, assuming the Company has adequate funding for the trial.

About American BriVision

American BriVision is a clinical stage biopharmaceutical company focused on utilizing its licensed technology to conduct proof-of-concept trials through Phase II of the clinical development process at world-famous research institutions (such as Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center). The company has an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development.

Forward-Looking Statements

Clinical trials are in early stages and there is no guarantee that any specific outcome will be achieved. This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andy An – Chief Financial Officer

765-610-8826

andyan@ambrivis.com

2